EXHIBIT 10.1

OPTION AGREEMENT

BETWEEN:

NORTHWIND RESOURCES LTD.

- and -

BOULDER CREEK EXPLORATIONS INC.

(currently changing its name to “CanAm Uranium Corp.”)

CONCERNING:

THE WHEELER - BECKETT SASKATCHEWAN CLAIMS

OPTION AGREEMENT

THIS AGREEMENT, made effective as of the 28th day of November, 2006

BETWEEN:

NORTHWIND RESOURCES LTD., a corporation incorporated under the laws of the Province of Saskatchewan,

(the “Optionor”)

- and -

BOULDER CREEK EXPLORATIONS INC. (currently changing its name to “CanAm Uranium Corp.”), a corporation incorporated under the laws of the State of Nevada, USA

(the “Optionee”)

(collectively, the “Parties” and each, a “Party”)

WITNESSETH THAT:

WHEREAS the Optionor owns and holds directly 100% of the right, title and interest in and to the Property;

AND WHEREAS the Parties now wish to enter into this Agreement in order to grant the Option to the Optionee, all for the consideration and upon the terms and conditions set forth herein;

NOW THEREFORE in consideration of the mutual covenants herein contained, the Parties agree as follows:

ARTICLE 1  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1  Definitions

Capitalized words and phrases used in this Agreement shall have the meaning given to such words and phrases below:

“Affiliate” means any corporation, company, partnership, joint venture or firm that controls, is controlled by or is under common control with a Person.

“Agreement” means this Option Agreement, including all schedules, and all instruments supplementing, amending or confirming this Agreement and references to “Article” or “Section” are to the specified article or section of this Agreement.

“Applicable Law” means any applicable Canadian or provincial regulation, rule, by-law, ordinance, order, policy or consent, including the common law, as well as any other enactment, treaty, official directive or guideline issued by a Governmental Authority and the terms and conditions of any permit, licence or similar document or approval issued by a Governmental Authority, and shall also include any order, judgment, decree, injunction, ruling, award or declaration, or other decision of whatsoever nature of a court, administrative or quasi-judicial tribunal, an arbitrator or arbitration panel or a Governmental Authority of competent jurisdiction that is not subject to appeal or that has not been appealed within the requisite time therefore.

“Boulder Creek Exploration Inc. Shares” means the issued and outstanding shares of the Optionee, which carry the right to vote at shareholders’ meetings, the right to receive dividends and the right to a proportionate share of assets upon dissolution, as constituted on the Effective Date.

“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, on which the principal commercial banks located at Vancouver, British Columbia are open for business during normal banking hours.

“Claim” means any legal claim, demand, action, cause of action, damage, loss, cost, liability or expense, including reasonable legal fees and all reasonable. Costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Costs” means any and all damages, including exemplary and punitive damages, losses, including economic losses, costs, expenses, liabilities and obligations of whatsoever kind, direct or indirect, including fines, penalties, interest, lawyers’ fees and disbursements, and taxes thereon.

“Effective Date” means the date of this Agreement.

“Encumbrances” means any pledge, lien, restriction, charge, security Agreement, lease, conditional sale, title retention Agreement, mortgage, encumbrance, assignment by way of or in effect as security, or any other security interest, and any option or adverse Claim, of any kind or character whatsoever.

“Environmental Laws” means all Applicable Laws relating to the protection of the environment, including air, soil, surface water, ground water, wildlife or personal or real property, or to employee and public health and safety, and includes those Environmental Laws that regulate, ascribe, provide for or pertain to liabilities or obligations in relation to the existence, use, production, manufacture, processing, distribution, transport, handling, storage, removal, treatment, disposal, emission, discharge, migration, seepage, leakage, spillage or release of Substances or the construction, alteration, use or operation, demolition or decommissioning of any facilities or other real or personal property.

“Execution Date” shall have the meaning of the date on which this Agreement has been mutually signed and made effective.

“Feasibility Study” means a study prepared at the direction of the Optionee by a recognized firm of mining engineering consultants which contains a detailed examination of the feasibility of bringing a deposit of minerals on the Property into commercial production by the establishment of a mine, reviews all outstanding issues, contains the statement of the ore reserves, reviews the nature and scale of any proposed operation, contains an estimate of the construction costs and production costs and is in the form of a bankable document (meaning a document appropriate for presentation to a bank or other financial institutions from which a party might wish to secure financing).

“Full Scale Production” means, with respect to any mine, the date when output of a product from operations which have operated continuously at such mine for a period of at least ninety (90) consecutive calendar days equals or exceeds eighty percent (80%) of the rated plan capacity as set out in the Feasibility Study applicable to such mine.

“Governmental Authorities” means all applicable federal, provincial and municipal agencies, boards, tribunals, ministries and departments.

“Indemnified Party” shall have the meaning ascribed thereto in Section 5.4 hereof.

“Indemnifying Party” shall have the meaning ascribed thereto in Section 5.4 hereof.

“Mineral Claims” or“Mineral Property Titles” means those mineral claims listed under“Mineral Property Titles” in Schedule A and identified in Schedule B both attached hereto as well as all additional mineral properties acquired pursuant to Article 3.1 hereof.

“Miscellaneous Interests” means the interests of the Optionor in all property, assets and rights (other than the Property) ancillary to the Property to which the Optionor is entitled including, but not limited to, the interests of the Optionor in:

(a)  any known Studies;

(b)  all documents relating to the Property and the operations conducted there under or any rights in relation thereto;

(c)  all subsisting rights to enter upon, use and occupy the surface of any lands forming part of the Property or of any lands to be traversed in order to gain access to any of the lands forming part of the Property;

(d)  all assignable permits, licenses and authorizations relating to the Property;

(e)  all books, records, data and other information relating to the Property, including accounting records, plans, drawings and specifications; and

(f)  all pre-paid expenses and deposits relating to the Property.

“Notice” shall have the meaning ascribed thereto in Section 6.8 hereof.

“NRR” means Net Returns Royalty, defined as the value of marketable minerals produced from the Mineral Claims and received by the Optionee from a purchaser thereof, less the following deductions:

(i)	all, costs, penalties and all other deductions incurred for smelting, refining and marketing;

(ii)	all costs of transportation of materials from the Mineral Claims for smelting, refining or sale;

(iii)
sales, use, severance, government royalties, and other taxes, if any, however denominated, payable with respect to the existence, severance, production, removal, sale or disposition of marketable minerals, but excluding any taxes on net income.

“Optionee” shall have the meaning ascribed thereto in the recitals hereto.

“Optionor” shall have the meaning ascribed thereto in the recitals hereto.

“Option” means the 100% Option of the mineral claims listed under“Mineral Property Titles” in Schedule A and identified in Schedule B both attached hereto as well as all additional mineral properties acquired pursuant to Article 3.1 hereof.

“Parties” means the Optionor and the Optionee together, and “Party” means any one of them.

“Permitted Encumbrances” means:

(a)  easements, rights of way, servitude and similar rights in land including, but not limited to, rights of way and servitude for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric power, telephone, telegraph or cable television conduits, poles, wires and cables which are not material;

(b)  the right reserved to or vested in any Governmental Authority by the terms of any lease, licence, grant or permit forming part of the Property, or by any statutory provision, to terminate any such lease, licence, grant or permit or to require annual or other periodic payments as a condition of the continuance of them, as well as all other reservations, limitations, provisos and conditions in any original grant from Governmental Authorities;

(c)  the right of any Governmental Authority to levy taxes on minerals or the revenue there from and governmental restrictions on production rates on the operation of a mine on the Property, as well as all other rights vested in any Governmental Authority to control or regulate the Property pursuant to Applicable Laws;

(d)  any liens, charges or other Encumbrances:

(i)  for taxes, assessments or governmental charges;

(ii)  incurred, created and granted in the ordinary course of business to a public utility or Governmental Authority in connection with operations conducted with respect to the Property, but only to the extent those liens relate to Costs for which payment is not due; and

(e)  any other rights or Encumbrances consented to in writing by the Optionee or granted by the Optionee.

“Person” means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, company, corporation or other body corporate, union, Governmental Authority and a natural person in his capacity as trustee, executor, administrator, or other legal representative.

“Property” means collectively the Miscellaneous Interests and all permits, licenses and other documents of title, including replacement or substitute forms of documents of title, by virtue of which the holder is entitled to explore for, develop, produce, mine, recover, remove or dispose of minerals from on or within the lands comprising the Mineral Claims introduced in Schedule A under“Mineral Property Titles” and identified in Schedule B.

“Successors” means successors and includes any successor continuing by reason of amalgamation or other reorganization and any Person to which assets are transferred by reason of a liquidation, dissolution or winding-up.

1.2  Schedules

The following Schedules to this Agreement, as listed below and attached, are an integral part of this Agreement:

Schedule Description

Schedule A  Mineral Property Titles of the Wheeler-Beckett Claims, Saskatchewan

Northwind Resources Ltd.

Schedule B Claim Map of the Wheeler - Beckett Claims, Saskatchewan

Northwind Resources Ltd.

ARTICLE 2  REPRESENTATIONS AND WARRANTIES

2.1  Optionor’s Representations and Warranties

The Optionor, to the best of its knowledge, represents and warrants to the Optionee at the time of the execution of this Agreement as follows:

(a)
the Optionor is the sole registered and beneficial owner of a 100% interest in the Property comprising of the eleven (11) mineral claims listed in Schedule A and identified in Schedule B, both incorporated in this Agreement,

(b)
during the term of this Agreement, the Optionor shall take all actions and do all things necessary or desirable to ensure that (i) no liabilities are incurred on the Property other than with the express written consent of the Optionee; and (ii) the Property remains free and clear of all Encumbrances;

(c)	the description of the Property set forth herein and titles listed in Schedule A and identified in Schedule B are true and correct;

(d)
it has obtained all required approvals and authorizations to grant the Options to the Optionee, and to transfer a 100 % interest in the Property to the Optionee in accordance with the terms hereof, and the Optionor has sole and complete power and authority to deal with the Property in the manner contemplated in this Agreement;

(e)
except for the Permitted Encumbrances and the rights of the Optionee under this Agreement, the Optionor has not done any act or suffered or permitted any action to be done whereby any Person may acquire any interest in or to the Property or minerals to be produced from the Property;

(f)
no Person has any right under preferential, pre-emptive or first purchase rights or otherwise to acquire any interest in the Property that might be triggered by virtue of this Agreement or the transactions contemplated hereby;

(g)
there is no actual, threatened or, to the best of its knowledge, contemplated Claim or challenge relating to the Property, nor to the best of its information, knowledge and belief is there any basis therefore, and there is not presently outstanding against the Optionor any judgment, decree, injunction, rule or order of any court, Governmental Authority or arbitrator which would have a material effect upon the Property;

(h)
all taxes, assessments, rentals, levies and other payments, as well as all reports, relating to the Property and required to be made, performed and filed to and with any Governmental Authority in order to maintain the Property in good standing have been so made, performed or filed, as the case may be;

(i)	the Property is in good standing and in full compliance with the mining legislation and regulations of the Province of Saskatchewan;

(j)	to the best of the Optionor’s knowledge there has been no Claim made by any Aboriginal Peoples, nor is there any basis therefore, with respect to any right or interest in or to the Property;

(k)
to the best of the Optionor’s knowledge, conditions on and relating to the Property respecting all past and current operations thereon are in compliance in all material respects with all Applicable Laws, including all Environmental Laws;

(l)
it has not received any notice of, or communication relating to, any actual or alleged breach of any Environmental Laws, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out thereon.

Each Party represents and warrants to the other as follows:

(a)  the execution, delivery and performance of this Agreement do not, and the fulfillment and compliance with the terms and conditions hereof by it (to the extent required herein) and the consummation of the transactions contemplated hereby will not, conflict with any of, or require the consent or waiver of rights of any Person under, its constating documents or by-laws, nor to the best of its knowledge do or will any of the foregoing:

(i)  violate any provision of or require any consent, authorization or approval under any Applicable Law;

(ii)  conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval which has not been obtained under any Agreement or instrument to which it is a party or by which it is bound or to which any of its property is subject; or

(iii)  result in the creation of any Encumbrance upon its interest in the Property, in the case of the Optionor;

(b)  it has all necessary power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement and the execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly authorized by all necessary corporate action on its part;

(c)  this Agreement constitutes a valid and binding obligation of it, enforceable against it in accordance with the terms of this Agreement, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

No investigations made by or on behalf of a Party at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the other Party in or pursuant to this Agreement. No waiver by a Party of any condition or other provision, in whole or in part, shall constitute a waiver of any other condition or provision.

ARTICLE 3  OPTION

3.1  Grant of 100% Option

The Optionor hereby grants to the Optionee the sole and exclusive right and Option exercisable in the manner described herein, to acquire a 100% legal and beneficial interest in the Property free and clear of all Encumbrances and Claims:

(a)    Cash payments made by the Optionee to the Optionor, as follows:

Due on the Execution Date	Cdn $150,000
Payment payable upon the one year anniversary of the Execution Date	Cdn $100,000

(b)	the issuance by the Optionee of Boulder Creek Exploration Inc. shares to the Optionor, as follows:

Within 15 days of the Execution Date of this Agreement 500,000 shares restricted for no more than 1 year

Within 365 days of the Execution Date of this Agreement 500,000 shares restricted for no more than 1 year

Forthwith upon completion of both events set forth in subsections 3.1(a) and (b) the Optionor will take all actions and do all things necessary or desirable to effect a transfer of a 100% of the right, title and interest in and to the Property to the Optionee in accordance with Article 3.4 below.

3.2  Notice of Option

The Optionee shall have the right to register notice of this Agreement for the sole purpose of giving notice of its Option rights hereunder. Such notice shall be removed by the Optionee upon termination of this Agreement.

3.3  Net Returns Royalty (NRR)

The Optionee acknowledges and agrees that upon exercising the Option to its 100% interest in the Property shall, upon commencement of Full Scale Production, be subject to a 2½% (two and one-half percent) Net Returns Royalty interest in favour of the Optionor. The Optionee shall have the right to purchase at any time from the Optionor 2% (two percent) of the NRR from the 2½% for a total cash sum of Cdn$1,000,000 (one million Canadian dollars) leaving the Optionor with a ½% (one-half percent) NRR.

The NRR obligation of the Optionee to the Optionor shall be payable in equal quarterly instalments commencing at the end of the first full calendar quarter during which such NRR becomes payable. The reasonably estimated amount of the NRR, if any, payable for each calendar quarter shall be paid within 60 days after the end of the quarter to which it relates, accompanied by a statement for the quarter in question. The balance, if any, of the NRR payable for a full calendar year shall be paid within 60 days after the end of the calendar year in question, accompanied by a statement of the NRR for such year, duly certified by a chartered accountant appointed for such purpose. Any overpayment for a calendar year shall be deductible from payments due in subsequent year(s).

VESTING OF INTEREST

3.4  Vesting of 100% Interest

Should the Optionee take all actions and do all things necessary to exercise the 100% interest Option in accordance with Section 3.1, then:

(a)  the Optionee shall give notice to the Optionor of such fact;

(b)  the Optionor will take all actions and do all things necessary or desirable to effect a transfer of a 100% right, title and interest in and to the Property to the Optionee, such that the Optionee thereafter holds a 100% interest in the Property clear of any encumbrances except permitted encumbrances and applicable NRR.

ARTICLE 4  OPTION PERIOD OPERATIONS

4.1  Option Period Matters

(a)  During the Option Period:

(i)  the Optionee at such time shall have the sole and exclusive right to carry out exploration programs on the Property, and each of the Parties shall have the right of reasonable access to the Property;

(ii)  the Optionee at such time shall maintain the Property in good standing by paying all appropriate mining duties, taxes or other applicable fees and filing all exploration reports, including those duties and reports referred to in the mining legislations and regulations of the Province of Saskatchewan;

(iii)  the Optionee shall ensure that all work so performed is done in accordance with good mining practice and in compliance with all Applicable Laws and shall indemnify the other Party from and against all Claims in respect of such work, including liens arising from the non-payment of workers or suppliers;

ARTICLE 5  CONFIDENTIALITY AND INFORMATION

5.1  Confidentiality of Information

All information provided to or received by the Parties hereunder shall be treated as Confidential (“Confidential Information”). The Optionee and the Optionor shall each solicit the consent of the other to the disclosure of Confidential Information in circumstances other than those set forth in Section 5.2 and such consent shall not be unreasonably withheld or delayed.

5.2  Permitted Disclosure

The consent required by Section 5.1 shall not apply to a disclosure to:

(a)  comply with any Applicable Laws, stock exchange rules or a regulatory authority having jurisdiction;

(b)  a director, officer or employee of a Party;

(c)  an Affiliate of a Party;

(d)  a consultant, contractor or subcontractor of a Party that has a bona fide need to be informed;

(e)  any third party to whom the disclosing Party may assign any of its rights under this Agreement; or

provided, however, that in the case of Sections 5.2(e) the third party or parties, as the case may be, agree to maintain in Confidence for a period of not less than two years with respect to any of the Confidential Information so disclosed to them.

5.3  Exception

The obligations of Confidence and prohibitions against use under this Agreement shall not apply to information that the disclosing Party can show by reasonable documentary evidence or otherwise:

(a)  as of the Effective Date, was in the public domain;

(b)  after the Effective Date, was published or otherwise became part of the public domain through no fault of the disclosing party or an Affiliate thereof (but only after, and only to the extent that, it is published or otherwise becomes part of the public domain);

(c)  was information that the disclosing party or its Affiliates were required to disclose pursuant to the order of any Governmental Authority or judicial authority.

5.4  Mutual Indemnifications

The Optionor covenants and agrees with the Optionee, and the Optionee covenants and agrees with the Optionor (the Party so covenanting being referred to in this Section as the “Indemnifying Party”, and the other Party being referred to in this Section as the “Indemnified Party”) that the Indemnifying Party shall:

(a)  be solely liable and responsible for any and all Claims which the Indemnified Party or any of its respective directors, officers, servants, agents and employees, together with the Successors, assigns, administrators, executors, heirs and all other legal representatives of the foregoing, may suffer, sustain, pay or incur; and

(b)  indemnify and save the Indemnified Party and its respective directors, officers, servants, agents and employees, together with the Successors, assigns, administrators, executors, heirs and all other legal representatives of the foregoing, harmless from any and all Claims which may be brought against or suffered by such Persons or which they may sustain, pay or incur, as a result of, arising out of, attributable to or connected with any breach or non-fulfillment of any representation, warranty, covenant or Agreement on the part of the Indemnifying Party under this Agreement (other than a breach or non-fulfillment of the Optionee’s option to exercise any of the Options pursuant to Article 3 hereof) or any misstatement or inaccuracy of or any other incorrectness in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement or in any certificate or other document furnished by the Indemnifying Party pursuant to this Agreement.

For greater certainty and without limiting the generality of the foregoing, the Parties acknowledge and agree that the Optionee shall not be responsible for any environmental or other liabilities accrued on the Property by the Optionor prior to the Effective Date, and the Optionor hereby agrees to indemnify and hold harmless the Optionee and all of its directors, officers, servants, agents and employees, together with the Successors, assigns, administrators, executors, heirs and all other legal representatives of the Optionee, in connection with such matters.

ARTICLE 6 GENERAL

6.1 Rules of Interpretation

In this Agreement and the Schedule:

(a)  time is of the essence in the performance of the Parties’ respective obligations;

(b)  unless otherwise specified, all references to money amounts are to Canadian currency;

(c)  the descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of content and shall not be used to interpret the provisions of this Agreement;

(d)  the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

(e)  unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day. Whenever any payment is to be made or any action under this Agreement is to be taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following;

(f)  the use of the words, “include” or “including” shall be deemed to mean “include, without limitation”, or “including, without limitation”, if applicable.

6.3 Force Majeure

(a) No Party hereto shall be liable under this Agreement to another Party for any failure to perform any of its obligations caused or arising out of any act not within the control of the Party, excluding lack of funds, but including, without limitation, acts said to be of God, strikes, lockouts or other industrial disputes, acts of a public enemy, riots, fire, storm, flood, explosion, government restriction, failure to obtain any approvals required from regulatory authorities (including environmental protection agencies, but excluding receipts for prospectuses or other approvals concerning financings), unavailability of equipment, interference of Persons primarily concerned about environmental or Aboriginal Peoples’ rights issues and any other cause, whether of the kind enumerated above or otherwise, which is not reasonably within the control of the Party (“Event of Force Majeure”).

(b) No right of a Party shall be affected, and no Party shall be found in default, under this Agreement by the failure of such Party to meet any term or condition of this Agreement where such failure is caused by an Event of Force Majeure and, in such event, all times specified or provided for in this Agreement shall be extended by a period commensurate with the period during which the Event of Force Majeure causes such failure.

(c) A Party affected by an Event of Force Majeure shall take all reasonable steps within its control to remedy the failure caused by such event, provided however, that nothing contained in this Section 6.3 shall require any Party to settle any labour or industrial dispute or to test the constitutionality of any law enacted by any Legislature or Parliament of or within Canada.

(d)  Any Party relying on the provisions of this section 6.3 shall forthwith give notice to the other Party of the commencement of an Event of Force Majeure and of its end.

6.4 Entire Agreement

This Agreement, including Schedule A and B attached to this Agreement, constitute the entire Agreement between the Parties pertaining to the subject matter hereof and supersede all prior Agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other Agreements between the Parties in connection with the subject matter hereof except as specifically set forth in this Agreement and in any Agreement or document delivered pursuant to this Agreement. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

6.5 Termination

This Agreement shall be terminated upon the Optionee failing to make any of the cash payments, issue any Boulder Creek Exploration Inc. shares within the applicable time periods therefore prescribed by Article 3 hereof, if the Optionor has provided written notice of such failure to the Optionee and the Optionee has failed to rectify such failure within 45 days from the date of its receipt of such notice.

6.6 Applicable Law

This Agreement shall be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in the Province of British Columbia and shall be treated, in all respects, as a British Columbia contract.

6.7 Expenses

Except as otherwise provided, all Costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring them.

6.8 Notices

Any notice or writing required or permitted to be given under this Agreement or any communication otherwise made in respect of this Agreement (referred to in this Section as a “Notice”) shall be sufficiently given if delivered or transmitted by facsimile:

(a)    In the case of a notice to the Optionor at:

Northwind Resources Ltd.
PO Box 26061
Saskatoon, Saskatchewan, S7K 7H9
Attention: David Billard
Fax: (306) 382- 2212

(b)    in the case of a notice to the Optionee at:

Boulder Creek Exploration Inc. / (“CanAm Uranium Corp.”)
1250 West Hastings Street,
Vancouver, British Columbia, Canada
Attention: Ryan Gibson, President
Fax: (604) 357-1644

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same, in the manner provided in this Section. Any Notice delivered to the Party to whom it is addressed as provided in this Section shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the Business Day next following such day. Any Notice transmitted by facsimile or other form of electronic communication shall be deemed given and received on the first Business Day after its transmission.

6.9 Assignment and Successors

The following apply with respect to assignment and Successors:

(a) this Agreement is binding upon and shall enure to the benefit of the Parties and their respective Successors and permitted assignees;

6.10 Execution in Counterparts and by Facsimile

This Agreement may be executed by the Parties in separate counterparts and by facsimile, and each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties have hereunto duly executed this Option Agreement as of the date first written above, with the understanding that this Agreement is subject to regulatory approval and approval by each of the Parties’ respective board of directors.

NORTHWIND RESOURCES LTD.
Per:
Name: David Billard
Title: President

BOULDER CREEK EXPLORATION INC. (“Canam uranium corp.”)
Per:
Name: Ryan Gibson
Title: President

SCHEDULE A

Mineral Property Titles of the Wheeler-Beckett Mineral Claims, Saskatchewan

Northwind Resources Ltd.

Disposition Numbers:	NTS Map Sheet	Disposition Area	Area in Hectares (Ha)
S-110168	74-H-08	MACDONALD LAKE AREA.	4767
S-110169	74-H-08	BECKETT LAKE AREA.	4831
S-110170	74-H-08	JOHNSON LAKE AREA.	3466
S-110171	74-H-08	MCPHERSON LAKE AREA.	3924
S-110172	74-H-08 & 74-H-09	MIDDLETON LAKE AREA.	3860
S-110173	74-H-08 & 74-H-09	MIDDLETON LAKE AREA.	5170
S-110174	74-H-07, 74-H-08, 74-H-09 & 74-H-10	MIDDLETON LAKE AREA.	5506
S-110175	74-H-08 & 74-H-09	KINDRACHUK LAKES AREA.	5277
S-110176	74-H-09 & 74-H-10	WHEELER RIVER AREA.	4775
S-110177	74-H-09	WHEELER RIVER AREA.	4901
S-110178	74-H-09	WHEELER RIVER AREA.	4623
		Total Area (Ha)	51,100

SCHEDULE B

Claim Map of the Wheeler-Beckett Claims, Saskatchewan

Northwind Resources Ltd.

S-110178
S-110177
S-110176
S-110175
S-110174
S-110173
S-110172
S-110171
S-110170
S-110169
S-110168
S-107596
S-107594
S-107522
S-110104
S-110103
S-110105
S-110190
S-110166
S-110199
074H10
074H09
074H08
074H07
6395000 mN
6390000 mN
6385000 mN
6380000 mN
6375000 mN
6370000 mN
6365000 mN
6360000 mN
6355000 mN
6350000 mN
6345000 mN
Scale 1:200,000
Legend
Mineral Claim
Wheeler - Beckett Mineral Claim
Northwind Resources Ltd.
Claim Map of the
Wheeler - Beckett Claims
Saskatchewan